As filed with the Securities and Exchange Commission on June 24, 2005	Registration File No. 333-124751

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1922863
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)
Daniel B. O'Brien
President and Chief Executive Officer
Flexible Solutions International, Inc.
615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with copies to:

Andrew B. Serwin, Esq.	Paul A. Stewart, Esq.
Foley & Lardner LLP	Foley & Lardner LLP
402 W. Broadway, Suite 2300	One Maritime Plaza, Sixth Floor
San Diego, California 92101-3542	San Francisco, California 94111-3409
(619) 234-6655	(415) 434-4484

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Shares of common stock, par value $0.001 per share	900,000	$3.925	$3,532,500	$415.775
Shares of common stock, par value $0.001 per share, underlying warrants	900,000	$3.925	$3,532,500	$415.775

Total	1,800,000	---	$7,065,000	$831.55*

(1)	A total of 1,800,000 shares of common stock are being registered hereby, including 900,000 shares of common stock issuable upon the exercise of certain outstanding warrants. Pursuant to Rule 416 of the Securities Act of 1933, as amended ("Securities Act"), such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. Based on the average of the high and low prices per share of common stock of the registrant as reported on the American Stock Exchange on May 4, 2005.

(3)	Pursuant to Rule 457(g) of the Securities Act, no registration fee is required for the warrants since the shares of common stock underlying the warrants are being registered hereby.

*	Previously paid.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

        Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Subject to Completion Dated June 24, 2005.

PROSPECTUS

[FLEXIBLE LOGO]

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

1,800,000 Shares of Common Stock

        Certain of our shareholders (the “Selling Shareholders”) are offering to sell up to 1,800,000 shares of our common stock (the “Shares”), 900,000 of which are issuable upon the exercise of warrants to purchase common stock issued to the Selling Shareholders. The Selling Shareholders acquired the Shares from us in a private placement that closed on April 13, 2005. We are not offering or selling any of the Shares. The Selling Shareholders may sell the Shares on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales.

        Our common stock is listed on the American Stock Exchange under the trading symbol “FSI”. On May 5, 2005, the closing price of our common stock was $4.00 per share.

        Before investing in our securities, you should carefully consider each of the factors described under “Risk Factors” beginning on page I-6 of this prospectus.

        The Selling Shareholders and any broker-dealer executing selling orders on behalf of or purchasing from the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Commissions received by any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

        Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        You should read this prospectus and any supplement carefully before you invest.

        The date of this prospectus is ___________________, 2005.

i

ABOUT THIS PROSPECTUS

        This prospectus is a part of a Registration Statement that we have filed with the Commission. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.

        Unless the context otherwise requires, “Flexible Solutions,” “we,” “our,” “us” and similar expressions refer to Flexible Solutions International, Inc., a Nevada corporation, and its subsidiaries, and the term “common stock” means our Shares of common stock, par value $0.001 per share.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Commission. Information filed with the Commission by us can be inspected and copied at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Commission’s public reference room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330.

        The Commission also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the Commission. The address of that website is http://www.sec.gov.

        Our common stock is listed on the American Stock Exchange (AMEX: FSI), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Commission allows us to “incorporate by reference” into this prospectus certain information which we file with the Commission. This means we can fulfill our obligations to provide you with certain important information by referring you to other documents which we have filed with the Commission. The information which is incorporated by reference is an important part of this prospectus.

        We are incorporating by reference into this prospectus the following documents which we have filed, or may later file, with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information we file with the Commission later will automatically update and supersede the present information.

•	our Quarterly Report on Form 10-QSB for the quarter ended March 31, 2005 (filed with the Commission on May 13, 2005);

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 (filed with the Commission on March 24, 2005);

•	our Form 8-K (filed with the Commission on January 10, 2005);

•	our Form 8-K (filed with the Commission on March 24, 2005);

•	our Form 8-K (filed with the Commission on April 6, 2005);

•	our Form 8-K (filed with the Commission on April 14, 2005);

•	the description of our common stock in our Registration Statement on Form 8-A (filed with the Commission on November 12, 2002); and

•	all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering.

        We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information which is incorporated by reference in this prospectus, but which is not delivered with this prospectus. We will provide such information, at no cost to the requesting person, upon written or oral request made to:

Flexible Solutions International, Inc.
Attn: Investor Relations
615 Discovery Street
Victoria, British Columbia
V8T 5G4, CANADA
(250) 477-9969

        You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus and incorporated by reference herein discuss our plans and strategies for our business or make other forward-looking statements, as this term is defined in the Private Securities Litigation Reform Act. The words “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “may,” “could,” “will,” “continue,” “seek,” “should,” “would” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including, without limitation, the following:

•	our relatively limited operating history and history of operating losses;

•	a further decline in the domestic and global economy that may delay the development and introduction of our products;

•	our success, or lack thereof, in the introduction and marketing of new products into existing and new markets;

•	our ability to manufacture existing and new products in volumes demanded by our customers and at competitive prices with adequate gross margins;

•	the risk of increased competition and our ability to increase our market share relative to our competitors;

•	our ability to successfully integrate our business with operations of businesses we have acquired and may acquire in the future;

•	our ability to finance the growth of our business with internal resources or through outside financing at reasonable rates;

•	our ability to manage our growth; and

•	our ability to produce our products at quality levels demanded by our customers.

        Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.

        For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see “Risk Factors” beginning on page I-6 of this prospectus.

SPECIAL NOTE REGARDING TRADEMARKS

        WATER$AVR®, H$®, ®, HEAT$AVR PRO®, HEAT$AVR®, W$®, and ECOSAVR™ are our trademarks. This prospectus may also contain trademarks and trade names of other companies. All trademarks and trade names appearing in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

        You should read this summary together with the other information contained in other parts of this prospectus and the documents which are incorporated by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock.

Our Company

        We were incorporated as Flexible Solutions, Ltd. (referred to hereinafter as "Flexible Ltd."), a British Columbia corporation, on January 26, 1991. On May 12, 1998, we merged Flexible Ltd. with and into Flexible Solutions International, Inc., a Nevada corporation, and, in exchange for all of the outstanding shares of Flexible Ltd., we issued 7,000,000 shares of common stock, which represented all of our then-issued and then-outstanding shares, to the former shareholders of Flexible Ltd. Flexible Ltd. is now our wholly-owned subsidiary. Since November 2002, our common stock has traded on the American Stock Exchange under the trading symbol "FSI".

        Flexible Solutions is the parent holding company of Flexible Ltd., WaterSavr Global Solutions Inc. (hereinafter referred to as "WaterSavr") and NanoChem Solutions Inc. (hereinafter referred to as "NanoChem").

        Flexible Solutions, Ltd.

        Flexible Ltd. was organized to develop and market swimming pool chemical products designed to reduce heat loss. To that end, we have developed HEAT$AVR®, a chemical product for use in swimming pools and personal spas that forms a thin, transparent layer on the water's surface that reduces water evaporation and heat loss. We market the HEAT$AVR® product as a cost-effective and convenient way to save on the cost of energy required to heat pools and spas. Our studies indicate that approximately 70% of the energy lost from a swimming pool occurs through water evaporation. By using our HEAT$AVR® product, we can minimize that heat loss and save our customers money on their pool and spa energy needs.

        WaterSavr Global Solutions Inc.

        In 2002, we established WaterSavr to concentrate on the marketing of our WATER$AVR® product. WATER$AVR® is a patented powder that, when deployed onto a water surface of any size, will significantly reduce evaporation. We market WATER$AVR® as a water conservation product for use where water is standing or gently flowing and the need for water conservation can justify the cost of purchase and deployment of the product. We believe that our WATER$AVR® product may find a market for use in the following markets: reservoirs, potable water storage, aqueducts and canals, agricultural irrigation, flood water crops, lawn and turf care, potted and bedding plants, stock watering ponds, and mining.

        We also produce and market WATER$AVR-BTI™, a patent pending modification of the original WATER$AVR® that combines evaporation control with control of mosquito larvae. The BTI portion of the product is a recognized and approved, environmentally friendly method of killing mosquito larvae during the first, second and third stages of larvae development.

        NanoChem Solutions Inc.

        On May 25, 2004, we formed NanoChem in order to acquire certain of the assets of Donlar Corporation, which owned a broad portfolio of environmentally friendly technologies and products. In June 2004, NanoChem purchased these assets from Donlar Corporation's bankruptcy estate for $6.15 million. The principal products that we acquired from Donlar Corporation consist of water-soluble chemicals utilizing thermal polyaspartate biopolymers (hereinafter referred to as "TPAs"), which are beta-proteins manufactured from the common biological amino acid, L-aspartic. TPAs can be formulated to prevent corrosion and scaling in water piping within the petroleum, chemical, utility and mining industries. TPAs are also used as proteins to enhance fertilizers in improving crop yields and as additives for household laundry detergents, consumer care products, and pesticides.

The Offering

        This prospectus concerns an offering of up to 1,800,000 Shares by the Selling Shareholders. We are not offering or selling any of the Shares. We have registered this offering in compliance with registration rights which we granted to the Selling Shareholders when we sold the Shares to them. The Selling Shareholders are not required to sell the Shares; sales of the Shares are entirely at the discretion of each Selling Shareholder. The Shares consist of 900,000 Shares of common stock purchased by the Selling Shareholders in a private transaction for $3,375,000 on April 13, 2005, together with 900,000 additional Shares of our common stock issuable to the Selling Shareholders pursuant to warrants purchased by them contemporaneously with their purchase of such common stock. The warrants have a 4-year term and, subject to the ownership restrictions set forth below, are immediately exercisable at a price of $4.50 per share. Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares of common stock that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us. The Selling Shareholders may sell the Shares either on the open market at market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales. We will pay the costs of registering the offer and sale of the Shares with the Commission and any required state securities agencies.

Securities Offered	The Selling Shareholders are offering up to 1,800,000 Shares, with 900,000 of those Shares consisting of Shares issuable pursuant to the exercise of warrants purchased by the Selling Shareholders. When issued, the warrants were immediately exercisable through April 8, 2009.
Terms of the Offering
We have agreed to use our best efforts to keep this registration statement effective until the earlier of (i) four years after its effective date, (ii) all the Shares of the Selling Shareholders registered under this Registration Statement have been sold or (iii) all the Shares of the Selling Shareholders registered under this Registration Statement may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.
Use of Proceeds
We will not receive any of the proceeds from any sale of the Shares offered by this prospectus by the Selling Shareholders. To the extent the Selling Shareholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.
Trading Symbol	FSI

Corporate Information

        Our principal executive offices are located at 615 Discovery Street, Victoria, British Columbia, V8T 5G4, Canada. Our telephone number is (250) 477-9969. Our website is located at http://www.flexiblesolutions.com. We do not intend the information found on our website to be a part of this prospectus.

RISK FACTORS

        Investing in our common stock involves a significant degree of risk. You should carefully consider the following risk factors and all the other information contained in this prospectus or incorporated by reference before investing in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer, in which case the trading price of our common stock may decline.

Risks Related to our Business

        We have a limited operating history upon which to evaluate our potential for future success.

        Although we were incorporated in 1991, we have been operating in our present form only since May 1998. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by middle stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.

        We have incurred significant operating losses since inception and may not sustain profitability in the future.

        We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. To the extent that our revenues do not increase, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.

        We are a middle stage company and are more vulnerable to certain factors than our larger competitors.

        We are a middle stage company and are subject to all of the following: (a) middle stage companies typically have narrower product lines and smaller market shares than large businesses; (b) middle stage companies tend to be more vulnerable to competitors' actions and market conditions, as well as general economic downturns; (c) middle stage companies tend to experience substantial variations in operating results; (d) middle stage companies' success typically depends on the management talents and efforts of one or two persons or a small group of persons-the death, disability or resignation of one or more of these persons could have a material adverse impact on a middle stage company; and (e) middle stage companies often need substantial additional capital to expand or compete.

        Fluctuations in our operating results may cause our stock price to decline, which in turn would negatively affect your investment in us.

        Given the nature of the markets in which we participate, we cannot reliably predict future revenues and profitability. Changes in competitive, market and economic conditions may cause us to adjust our operations. A high proportion of our costs are fixed, due in part to our sales, research and development and manufacturing costs. Thus, small declines in revenue could disproportionately affect our operating results. Factors that may affect our operating results and the market price of our common stock include:

•	demand for and market acceptance of our products;

•	competitive pressures resulting in lower selling prices;

•	adverse changes in the level of economic activity in regions in which we do business;

•	adverse changes in industries, such as swimming pool construction, on which we are particularly dependent;

•	changes in the portions of our revenue represented by various products and customers;

•	delays or problems in the introduction of new products;

•	the announcement or introduction of new products, services or technological innovations by our competitors;

•	variations in our product mix;

•	the timing and amount of our expenditures in anticipation of future sales;

•	increased costs of raw materials or supplies; and

•	changes in the volume or timing of product orders.

        We have not paid, and do not expect to pay, dividends on our common stock.

        We have not paid any dividends on our common stock since our inception and do not intend to pay any dividends to our common shareholders in the foreseeable future. We intend to reinvest any earnings in the development and expansion of our business.

        Although we have tried to minimize its effects, our operations are subject to seasonal fluctuation.

        The use of our swimming pool products increases in summer months in most markets and results in our sales from January to June being greater than in July through December. Markets for our WATER$AVR® product are also seasonal, dependent on the wet versus dry seasons in particular countries. We attempt to sell into a variety of countries with different seasons on both sides of the equator in order to minimize seasonality. Our TPA business is the least seasonal, however there is a small increase in the spring related to inventory building for the crop season in the United States and a small slowdown in December as oilfield customers run down stock in advance of year end, but otherwise, little seasonal variation. We believe we are able to adequately respond to these seasonal fluctuations by reducing or increasing production as needed.

        Interruptions in our ability to purchase raw materials and components may adversely affect our profitability.

        We purchase certain raw materials and components from third parties pursuant to purchase orders placed from time to time. Because we do not have guaranteed long-term supply arrangements with our suppliers, any material interruption in our ability to purchase necessary raw materials or components could have a material adverse effect on our business, financial condition and results of operations.

        Our WATER$AVR® product has not proven to be a revenue producing product and we may never recoup the cost associated with its development.

        The marketing efforts of our WATER$AVR® product may result in continued losses. We introduced our WATER$AVR® product in June 2002 and, to date, we have delivered quantities for testing by potential customers, but only one customer has ordered the product for commercial use. This product can achieve success only if it is ordered in substantial quantities by commercial customers who have determined that the water saving benefits of the product exceed the costs of purchase and deployment of the product. We can offer no assurance that we will receive sufficient orders of this product to achieve profits or cover the additional expenses incurred to manufacture and market this product. We expect to spend $400,000 on the marketing and production of our WATER$AVR® product in fiscal 2005.

        If we do not introduce new products in a timely manner, our products could become obsolete and our operating results would suffer.

        Without the timely introduction of new products and enhancements, our products could become obsolete over time, in which case our revenue and operating results would suffer. The success of our new product offerings will depend upon several factors, including our ability to:

•	accurately anticipate customer needs;

•	innovate and develop new products and applications;

•	successfully commercialize new products in a timely manner;

•	price our products competitively and manufacture and deliver our products in sufficient volumes and on time; and

•	differentiate our products from our competitors’ products.

        In developing any new product, we may be required to make a substantial investment before we can determine the commercial viability of the new product. If we fail to accurately foresee our customers’ needs and future activities, we may invest heavily in research and development of products that do not lead to significant revenues.

        We are dependent upon certain customers, the loss of any of which would be detrimental to our operating results.

        Among our current customers, we have identified six that are sizable enough that the loss of any one would be significant. Any such loss of one or more of these customers could result in a substantial reduction in our revenues. For this reason, we concentrate on maintaining good sales relations with these customers. We also try and minimize this risk by seeking out new customers.

        Our acquisition activities could disrupt our ongoing business and affect our results of operations.

        In June 2004, our subsidiary, NanoChem, completed the acquisition of Donlar Corporation, which provided us with domestic and international patents relating to environmental products and technologies, as well as a 56,780 square foot manufacturing plant on 40 acres of property in an area outside of Chicago, Illinois. Acquisitions such as these often involve risks, including: (i) disruption of our ongoing business; and (ii) an inability to successfully integrate the acquired technologies and operations into our businesses and maintain uniform standards, controls, policies and procedures. In addition, in order to finance future acquisitions, we may have to raise additional funds, through either public or private financings. We may be unable to obtain such funds or may be able to do so only on unfavorable terms.

        Economic, political, and other risks associated with international sales and operations could adversely affect our sales.

        In fiscal year 2004, revenues from shipments made outside of the United States accounted for approximately 65% of our revenues, 10% in fiscal year 2003 and 10% in fiscal year 2002. Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. We anticipate that revenues from international operations will continue to represent a sizable portion of our total revenue. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	changes in a country's or region's political or economic conditions, particularly in developing or emerging markets;

•	longer payment cycles of foreign customers and difficulty of collecting receivables in foreign jurisdictions;

•	trade protection measures and import or export licensing requirements;

•	differing tax laws and changes in those laws;

•	difficulty in staffing and managing widespread operations;

•	differing protection of intellectual property and changes in that protection; and

•	differing regulatory requirements and changes in those requirements.

        We are subject to credit risk and may be subject to substantial write-offs if any of our customers default on their payment obligations to us.

        While we are no longer subject to the concentrated credit risk that we were previously subject to because of our relationship with Sunsolar Technologies, it is still a foreseeable risk that our exposure to bad debts will increase as we shift to servicing a larger number of customers in the swimming pool and personal spa, water evaporation, and TPA industries. We currently allow our major customers between 30 and 45 days to pay for each shipment of product we make to them. This practice, while customary, represents risk that we would be subject to substantial write-offs of our accounts receivable if one or more of these customers defaulted on their payment obligations to us.

        Our products can be hazardous if not handled, stored and used properly; it is unlikely that we would survive costly litigation.

        Some of our products are flammable and must be stored properly to avoid fire risk. Additionally, some of our products may cause irritation to a person’s eyes if they are exposed to the concentrated product. Although we label our products to warn of such risks, our sales could be reduced if our products were to be viewed as being dangerous to use or if they are implicated in causing personal injury or property damage. We are not currently aware of any circumstances in which our products have caused harm or property damage to consumers. Nevertheless, it would be difficult for us to weather the effects of costly litigation on our business.

        Our failure to comply with environmental regulations may create significant environmental liabilities and force us to modify our manufacturing processes.

        We are subject to various federal, state and local environmental laws, ordinances and regulations relating to the use, storage, handling and disposal of certain of our chemical substances. Under such laws, we may become liable for the costs of removal or remediation of these substances that have been used by our consumers or in our operations. Such laws may impose liability without regard to whether we knew of, or caused, the release of such substances. Any failure by us to comply with present or future regulations could subject us to the imposition of substantial fines, suspension of production, alteration of manufacturing processes, or cessation of operations, any of which could have a material adverse effect on our business, financial condition, and results of operations.

        Our failure to protect our intellectual property could impair our competitive position.

        While we own certain patents and trademarks, some aspects of our business cannot be protected by patents or trademarks. Accordingly, in these areas there are few legal barriers that prevent potential competitors from copying certain of our products, processes and technologies or from otherwise entering into operations in direct competition with us. In particular, we have been informed that our former exclusive agent for the sale of our products, Sunsolar, is now competing with us in the swimming pool and personal spa markets. As a former distributor, they were given access to many of our sales, marketing and manufacturing techniques. Accordingly, we are doing all that we can to ensure our proprietary products and technologies are not used by them (or others) without our permission.

        Our products may infringe on the intellectual property rights of others, and resulting claims against us could be costly and prevent us from making or selling certain products.

        Third parties may seek to claim that our products and operations infringe their patent or other intellectual property rights. We may incur significant expense in any legal proceedings to protect our proprietary rights or to defend infringement claims by third parties. In addition, claims of third parties against us could result in awards of substantial damages or court orders that could effectively prevent us from making, using or selling our products in the U.S. or abroad.

        A claim for damages could materially and adversely affect our financial condition and results of operations.

        Our business exposes us to potential product liability risks, particularly with respect to our consumer swimming pool and personal spa products. There are many factors beyond our control that could lead to liability claims, including the failure of our products to work properly and the chance that consumers will use our products incorrectly or for purposes for which they were not intended. There can be no assurance that the amount of product liability insurance that we carry will be sufficient to protect us from product liability claims. A product liability claim in excess of the amount of insurance we carry could have a material adverse effect on our business, financial condition and results of operations.

        Our ongoing success is dependent upon the continued availability of certain key employees.

        Our business would be adversely affected if the executive services of Daniel B. O’Brien ceased to be available to us because we currently do not have any other employee with an equivalent level of expertise in and knowledge of our industry. If Mr. O’Brien no longer served as our President and Chief Executive Officer, we would have to recruit one or more new executives, with no real assurance that we would be able to engage a replacement executive with the required skills on satisfactory terms. The market for skilled employees is highly competitive, especially for employees in the fields in which we operate. While our compensation programs are intended to attract and retain the employees required for it to be successful, there can be no assurance that we will be able to retain the services of all of our key employees or a sufficient number to execute on our plans, nor can there be any assurances that we will be able to continue to attract new employees as required.

        Raising additional capital or consummation of additional acquisitions through the issuance of equity could dilute your ownership interest in us.

        It is likely that we will need to obtain additional funds in the future to grow our product development, manufacturing, marketing and sales activities at the pace that we intend, to continue to fund operating losses until our cash flow turns positive, or to fund acquisitions. If we are unable to raise additional funds in the future, and if our sales and operating expenses remain as they have in the past, we estimate that we have sufficient cash to continue current operations for an additional twelve months. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

        If we receive additional funds through the issuance of equity securities or convertible debt securities, our existing shareholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our common stock. The need to raise additional capital will most likely be dilutive to our current shareholders and could result in new investors receiving rights that are superior to those of existing shareholders.

Risks Related to our Capital Structure and this Offering

        Our Articles of Incorporation contain provisions that could discourage a takeover.

        Our Articles of Incorporation authorize our Board of Directors to issue up to 1,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of preferred stock, to fix the number of shares constituting any such series, and to fix the designation of any such series, without further vote or action by shareholders. The terms of any series of preferred stock, which may include priority claims to assets and dividends and special voting rights, could adversely affect the rights of the holders of our common stock and thereby reduce the value of our common stock. The issuance of preferred stock, coupled with the concentration of ownership in the directors and executive officers, could discourage certain types of transactions involving an actual or potential change in control of our company, including transactions in which the holders of common stock might otherwise receive a premium for their shares over then current prices, otherwise dilute the rights of holders of common stock, and may limit the ability of such shareholders to cause or approve transactions which they may deem to be in their best interests, all of which could have a material adverse effect on the market price of our common stock.

        Our Articles of Incorporation limit the liability of our directors, which may limit the remedies we or our shareholders have available.

        Our Articles of Incorporation provide that, pursuant to the Nevada Revised Statutes, the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada law. This is intended to eliminate the personal liability of a director for monetary damages in an action brought by us, or in our right, for breach of a director’s duties to us or our shareholders and may limit the remedies available to us or our shareholders. This provision does not eliminate the directors’ fiduciary duty and does not apply to liabilities for: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) acts or omissions that a director believes to be contrary to the best interests of our company or our shareholders or that involve the absence of good faith on the part of the director; (iii) any transaction from which a director derived an improper personal benefit; (iv) acts or omissions that show a reckless disregard for the director’s duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to us or our shareholders; (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our shareholders; and (vi) certain transactions or the approval of transactions in which a director has a material financial interest.

        Due to the current market price of our common stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your Shares.

        The trading volume of our stock in the future will depend in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If an active and liquid trading market does not exist for our common stock, you may have difficulty selling your Shares.

        Due to the concentration of holdings of our stock, two investors may be able to control matters requiring shareholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our common stock.

        There are 12,733,916 shares of our common stock outstanding as of May 2, 2005, of which Daniel B. O’Brien beneficially owns approximately 41% and Dr. Robert O’Brien beneficially owns approximately 16% (each of the aforementioned percentages includes stock options and warrants that are currently exercisable). As a result of their significant ownership, Mr. O’Brien and Dr. O’Brien may have the ability to exercise a controlling influence over our business and corporate actions requiring shareholder approval, including the election of our directors, a sale of substantially all of our assets, a merger between us and another entity or an amendment to our Articles of Incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our common stock.

        A significant percentage of the outstanding shares of our common stock, including the shares beneficially owned by Mr. O’Brien and Dr. O’Brien, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws. The market price of our common stock could decline as a result of sales of a large number of our presently outstanding shares of common stock by Mr. O’Brien and Dr. O’Brien or other shareholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities.

USE OF PROCEEDS

        The Selling Shareholders are selling the Shares and will receive all of the proceeds from any sales. We will not receive any sales proceeds; except that, to the extent the Selling Shareholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.

SELLING SHAREHOLDERS

        All of the Shares being offered in this prospectus are being offered by the Selling Shareholders listed below. We have registered this offering because of registration rights we granted to the Selling Shareholders when we sold the Shares to them. The Selling Shareholders are not required to sell all or any of the Shares. The Shares consist of 900,000 Shares purchased by the Selling Shareholders in a private placement for $3,375,000 on April 13, 2005, together with 900,000 additional Shares issuable to the Selling Shareholders pursuant to warrants purchased by them contemporaneously with the purchase of the Shares. Subject to the ownership restrictions set forth below, the warrants are immediately exercisable at a price of $4.50 per share and have a 4-year term. Under the terms of the warrants, the holders thereof may not exercise the warrants to the extent such exercise would cause any such holder, together with its affiliates, to have acquired a number of Shares that would exceed either 4.999% or 9.999% of our then outstanding common stock, including for purposes of such determination Shares issuable upon exercise of the warrants. The restriction that prevents such holders, together with its affiliates, from acquiring a number of Shares that would exceed 4.999% of our then outstanding common stock may be waived by the holder of the warrant as to itself upon not less than 61 days notice to us. Other than as disclosed herein, no Selling Shareholder has had any position, office or other material relationship with us during the past three years.

        The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the common stock held by each of the Selling Shareholders. The column titled “Ownership Prior to Offering” lists, for each Selling Shareholder, the number of shares of common stock held by such shareholder including Shares issuable (pursuant to warrants) to such shareholder. The column titled “Shares Being Offered” lists the Shares of common stock (including shares issued or issuable upon exercise of warrants) being offered by this prospectus by each Selling Shareholder. The column titled “Ownership After Offering” assumes the sale of all of the Shares offered by each Selling Shareholder, although each Selling Shareholder may sell all, some or none of his or its Shares in this offering.

	OWNERSHIP PRIOR TO OFFERING (1)			SHARES BEING OFFERED (2)	OWNERSHIP AFTER OFFERING
Selling Shareholder*	Shares	%			Shares	%
SF Capital Partners, Ltd. (3)	800,000	4.99%	(4)	800,000	-0-	**
Catalina Capital (5)	280,000	2.20%		280,000	-0-	**
HSBC Guyerzeller (6)	200,000	1.57%		200,000	-0-	**
Perritt Emerging Opportunities Fund (7)	200,000	1.57%		200,000	-0-	**
Nite Capital, L.P. (8)	140,000	1.10%		140,000	-0-	**
Bluegrass Growth Fund, L.P. (9)	68,000	0.53%		68,000	-0-	**
Bluegrass Growth Fund, Ltd. (10)	68,000	0.53%		68,000	-0-	**
Alexander Klinkman (11)	44,000	0.35%		44,000	-0-	**
Total	1,800,000	12.84%	(12)	1,800,000	-0-	**

*	The percentage of ownership for each holder is calculated based on 12,733,916 Shares outstanding on May 2, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and generally includes Shares over which the holder has voting or investment power, subject to community property laws. All Shares obtainable upon conversion of securities or exercise of stock options or warrants (including those that are not currently exercisable but will become exercisable within 60 days hereafter) are considered to be beneficially owned by the person holding the options or warrants for computing that person’s percentage, but are not treated as outstanding for computing the percentage of any other person.

None of the Selling Shareholders are, or are affiliates of, registered broker-dealers; except that SF Capital Partners, Ltd. ("SF Capital") and HSBC Guyerzeller ("HSBC") may be deemed to be affiliates of registered broker-dealers. SF Capital and HSBC have represented to us that they each purchased the Shares in the ordinary course of business and, at the time of the purchase of the Shares, neither had any agreements or understandings, directly or indirectly, with any person to distribute the Shares.

**	Less than 1%.

(1)	Includes Shares covered by this prospectus.

(2)	Assumes the completion of this offering and that the Selling Shareholders dispose of all of their Shares covered by this prospectus, that they do not dispose of any securities owned by them, but not covered by this prospectus, and that they do not acquire any additional securities.

(3)	Includes 400,000 Shares purchased in a private placement on April 13, 2005, and 400,000 Shares issuable upon the exercise of warrants granted to SF Capital on April 13, 2005. Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the Shares held by SF Capital.

(4)	The warrants to purchase 400,000 Shares are exercisable only to the extent that the number of Shares issuable upon exercise of the warrants, together with all other Shares then-owned by SF Capital (but not including Shares underlying unexercised portions of the warrants) would not exceed 4.999% of the then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of Shares shown as beneficially owned by SF Capital prior to this offering is limited to 4.999% of the then-outstanding Shares. In the absence of ownership limitations, SF Capital would beneficially own 6.28% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

(5)	Includes 140,000 Shares purchased in a private placement on April 13, 2005, and 140,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Mike Baum is the President of Catalina Capital (“Catalina”) and consequently has voting control and investment discretion over the Shares held by Catalina. Mr. Baum disclaims beneficial ownership of the Shares held by Catalina.

(6)	Includes 100,000 Shares purchased in a private placement on April 13, 2005, and 100,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. David Garndo is the signing officer of HSBC and consequently has voting control and investment discretion over the Shares held by HSBC. Mr. Garndo disclaims beneficial ownership of the Shares held by HSBC.

(7)	Includes 100,000 Shares purchased in a private placement on April 13, 2005, and 100,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Michael Corbett is the President of Perritt Emerging Opportunities Fund (“Perritt”) and consequently has voting control and investment discretion over the Shares held by Perritt. Mr. Corbett disclaims beneficial ownership of the Shares held by Perritt.

(8)	Includes 70,000 Shares purchased in a private placement on April 13, 2005, and 70,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Keith Goodman is the Manager of the General Partner of Nite Capital, L.P. (“Nite Capital”) and consequently has voting control and investment discretion over the Shares held by Nite Capital. Mr. Goodman disclaims beneficial ownership of the Shares held by Nite Capital.

(9)	Includes 34,000 Shares purchased in a private placement on April 13, 2005, and 34,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Deborah Solomon is the Managing Member of Bluegrass Growth Fund Partners LLC (“Bluegrass LLC”), which manages Bluegrass Growth Fund, L.P. (“Bluegrass LP”), and consequently has voting control and investment discretion over the Shares held by Bluegrass LP. Both Bluegrass LLC and Ms. Solomon disclaim beneficial ownership of the Shares held by Bluegrass LP.

(10)	Includes 34,000 Shares purchased in a private placement on April 13, 2005, and 34,000 Shares issuable upon the exercise of warrants granted on April 13, 2005. Deborah Solomon is the Managing Member of Bluegrass LLC, which manages Bluegrass Growth Fund, Ltd. ("Bluegrass Ltd."), and consequently has voting control and investment discretion over the Shares held by Bluegrass Ltd. Both Bluegrass LLC and Ms. Solomon disclaim beneficial ownership of the Shares held by Bluegrass Ltd.

(11)	Includes 22,000 Shares purchased in a private placement on April 13, 2005, and 22,000 Shares issuable upon the exercise of warrants granted on April 13, 2005.

(12)	Pursuant to the terms of the warrants, the number of Shares shown as beneficially owned by each Selling Shareholder prior to this offering is limited to no greater than 4.999% per Selling Shareholder of the then-outstanding Shares. In the absence of ownership limitations, the Selling Shareholders would beneficially own, in the aggregate, 14.14% of our then-outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act.

PLAN OF DISTRIBUTION

        The Selling Shareholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on any stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such Shares at a stipulated price per Share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

        The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as an agent for the purchaser of Shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

        Upon being notified in writing by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed by us, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participating broker-dealer(s), (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, being notified in writing by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this prospectus will be filed by us if then required in accordance with applicable securities laws.

        The Selling Shareholders may also transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The Selling Shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the applicable Selling Shareholder and/or the purchasers. Each Selling Shareholder has represented and warranted to us that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Shareholder’s business and, at the time of its purchase of such securities such Selling Shareholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

        We have advised each Selling Shareholder that it may not use Shares registered pursuant to this Registration Statement to cover short sales of Shares made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Shareholder uses this prospectus for any sale of the Shares, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Shareholders will be responsible to comply with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, as applicable to such Selling Shareholders in connection with resales of their respective Shares under this Registration Statement.

        We are required to pay all fees and expenses incident to the registration of the Shares, but we will not receive any proceeds from the sale of the Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

VALIDITY OF COMMON STOCK

        The law firm of Foley & Lardner LLP, of San Francisco, California, will pass on the validity of the Shares of common stock that may be offered by this prospectus.

EXPERTS

        The consolidated financial statements of Flexible Solutions International, Inc. as of the years ended December 31, 2004 and 2003, incorporated by reference in this prospectus and in the Registration Statement by reference to our Annual Reports on Form 10-KSB for the years ended December 31, 2004 and 2003, have been audited by Cinnamon Jang Willoughby & Company, an independent registered public accounting firm, to the extent and for the periods stated in their reports, which are incorporated herein by reference and in the Registration Statement, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting. The consolidated financial statements of Flexible Solutions International, Inc. as of the year ended December 31, 2002, incorporated by reference in this prospectus and in the Registration Statement by reference to our Annual Report on Form 10-KSB for the year ended December 31, 2002, have been audited by Panell Kerr Forster, an independent registered public accounting firm, to the extent and for the period stated in their report, which is incorporated herein by reference and in the Registration Statement, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

INDEMNIFICATION

        Our Articles of Incorporation allow us to indemnify our officers and directors to the maximum extent allowed under the laws of the State of Nevada. This includes indemnification for liabilities which could arise under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Flexible Solutions, a Selling Shareholder, or any underwriter. This prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, common stock in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made under this prospectus shall under any circumstances create any implication that the information contained in this prospectus is correct as of any time after the date of the prospectus or that there has been no change in the affairs of Flexible Solutions after the date of this prospectus.

1,800,000 SHARES

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

COMMON STOCK

PROSPECTUS

_____________, 2005

PART II

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemized estimate of fees and expenses, other than underwriting fees and expenses, payable by us in connection with the offering described in this Registration Statement:

SEC Registration Fee	$831.55
AMEX Additional Listing Fee	$36,000.00
Counsel Fees and Expenses	$20,000.00
Accounting Fees and Expenses	$1,000.00
Transfer Agent and Registrar Fees	$1,500.00
Miscellaneous	$1,000.00

Total	$60,331.55

        All of the above expenses will be paid by the registrant.

Item 15. Indemnification of Directors and Officers.

        Subsection 1 of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        Subsection 2 of Section 78.7502 of Nevada Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 78.7502 of Nevada Law further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502 of Nevada Law, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

        Section 78.751 of Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Our Articles of Incorporation and Bylaws require us to make such payment of expenses in advance upon receipt of such an undertaking.

        Section 78.751 of Nevada Law requires a corporation to obtain a determination that any discretionary indemnification is proper under the circumstances. Such a determination must be made by the corporation’s shareholders; its board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or under certain circumstances by independent legal counsel. Section 78.751 also provides that the indemnification provided for by Section 78.7502 of Nevada Law and the advancement of expenses authorized pursuant to Section 78.751 of Nevada Law shall not be deemed exclusive or exclude any other rights to which the indemnified party may be entitled except that indemnification ordered by a court pursuant to Section 78.7502 of Nevada Law may not be made on or behalf of any officer or director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action for which indemnification is sought. The scope of indemnification under the statute shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to the benefit of their heirs, executors and administrators.

        Section 78.752 of Nevada Law empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses.

        Section 78.138(7) of Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its shareholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

        We have provided for indemnification to the fullest extent permitted by the provisions of Nevada Law in our Articles of Incorporation and Bylaws. However, we do not currently maintain any directors’ and officers’ liability insurance policies. The foregoing summaries are necessarily subject to the complete text of the applicable Nevada Law, our Articles of Incorporation and our Bylaws and are qualified in their entirety by reference thereto.

Item 16. Exhibits.

Exhibit No.	Description

5.1	Opinion of Foley & Lardner LLP.

10.1	Securities Purchase Agreement, dated as of April 8, 2005, entered into by and between the Company and the Selling Shareholders.

10.2	Form of Warrant, issued as of April 8, 2005, to each of the Selling Shareholders.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2*	Consent of Cinnamon Jang Willoughby & Company.

23.3	Consent of Panell Kerr Forster.

24.1*	Power of Attorney (included on the signature page hereof).

* Previously filed.

Item 17. Undertakings.

        (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) That, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, Province of British Columbia, Canada, on this 24th day of June 2005.

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.
By: /s/ Daniel B. O'Brien
Name: Daniel B. O'Brien
Title: President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Daniel B. O'Brien	President and Chief Executive Officer	June 24, 2005
Daniel B. O'Brien	(Principal Executive Officer), Director
/s/ Fred J. Kupel	Chief Financial Officer (Principal Financial	June 24, 2005
Fred J. Kupel	and Accounting Officer)
/s/ **	Director	June 24, 2005
John H. Bientjes
/s/ **	Director	June 24, 2005
Robert N. O'Brien
/s/ **	Director	June 24, 2005
Dale Friend
/s/ **	Director	June 24, 2005
Eric G. Hodges
**By:/s/ Daniel B. O'Brien	Attorney-in-Fact	June 24, 2005
Daniel B. O'Brien

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Foley & Lardner LLP.

10.1	Securities Purchase Agreement, dated as of April 8, 2005, entered into by and between the Company and the Selling Shareholders.

10.2	Form of Warrant, issued as of April 8, 2005, to each of the Selling Shareholders.

23.1	Consent of Foley & Lardner LLP (included in Exhibit 5.1).

23.2*	Consent of Cinnamon Jang Willoughby & Company.

23.3	Consent of Panell Kerr Forster.

24.1*	Power of Attorney (included on the signature page hereof).

* Previously filed.

Index-1